FOR IMMEDIATE RELEASE
March 23, 2012

FOR INFORMATION CONTACT:
Charles Ponicki
(847) 472-4423

CIB MARINE BANCSHARES ANNOUNCES 2011 FINANCIAL RESULTS
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Company sees continued improvement in operating results amid challenging economy

WAUKESHA, Wis. – Bank holding company CIB Marine Bancshares, Inc. (PINKSHEETS: CIBH.PK) today announced its 2011 financial results, showing a net loss of $5.4 million for the year compared to $17.3 million for the prior year. The financial results include:

•	An increase in the net interest margin from 3.21% during 2010 to 3.72% during 2011.

•	Noninterest income increased $0.5 million from $1.1 million during 2010 to $1.6 million during 2011, primarily the result of gains on loans held for sale.

•	Total noninterest expense decreased $2.3 million or 10% compared to 2010 levels.

•	The closing of two banking offices and decline of 18 full time equivalent positions.

•	Income from discontinued operations of $0.8 million with the final distributions from the Canron Corporation and dissolution of CIB Construction, LLC.

•	A decline in nonaccrual loans to $21 million at December 31, 2011, from $34.5 million at the end of 2010.

•	Total assets of $504 million at December 31, 2011, compared to $589 million at the prior year’s end, largely reflecting declines in securities and loans.

•	A reduction in higher cost time deposits in the subsidiary bank of $81 million.

•	Consolidated Tier 1 Capital of 13.15% of average assets at December 31, 2011, compared to 11.80% at the close of 2010.

•	Net loss per share of $0.30 for 2011 compared to $0.95 for 2010.

•	Book value per share of $0.23 at the end of 2011 compared to $0.48 at the end of 2010.

“Thanks to the hard work of our staff, our progress in 2011 was solid across the targeted areas of capital, credit and financial results. We continue to make steady progress toward returning the Company to profitability, though our situation remains challenging due to the tepid economic recovery and continued weakness in local real estate markets,” said Mr. Charles J. Ponicki, President and CEO of CIB Marine. He added, “In 2011 we began to set the stage for an increased business development effort, including additional hiring and training, enhanced marketing efforts, and more targeted incentives. These efforts, our tradition of personalized solutions and service and, of course, our continued focus on capital, credit quality and a return to earnings, will be the foundation of our recovery.”

CIB Marine Bancshares, Inc. is the holding company for CIBM Bank, which operates 13 banking offices in Central Illinois, Wisconsin and Indiana. More information on the company is available at www.cibmarine.com.

This statement contains forward-looking information pertaining to financial results that are based on preliminary data and are subject to risks and uncertainties. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2011 (filed March 23, 2012), and in other SEC filings subsequent to December 31, 2011.

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